Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Hong Kong Highpower Technology, Inc. to Use and Attach our Audit Report in
any filings required by the SEC

We hereby consent to the incorporation by reference in this Form S-8 of our audit report dated March 17, 2008 except as to Note 20, as to which the date is May 30, 2008, relating to the financial statements of Hong Kong Highpower Technology Inc. for the years ended December 31, 2007, 2006 and 2005 including in Hong Kong Highpower Technology, Inc.’s Annual Report on form 10-K/A for the year ended December 31, 2007.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the ‘Experts’ caption, which, insofar as applicable to our firm means accounting experts.

/s/ Dominic K. F. Chan & Co.
Dominic K. F. Chan & Co.
Certified Public Accountants

Hong Kong, February 18, 2009